EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-69496, 333-82180 and 333-89204 and 333-92196 on Form S-3, and Registration Statement Nos. 333-94387 and 333-91526 on Form S-8 of Quicksilver Resources Inc. of our report dated March 15, 2004, (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standard Nos. 133, Accounting for Derivative Instruments and Hedging Activities, on January 1, 2001 and 143, Accounting for Asset Retirement Obligations, on January 1, 2003) appearing in this Annual Report on Form 10-K of Quicksilver Resources Inc. for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Fort Worth, Texas

March 15, 2004